Exhibit  2

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

               THIS  AMENDED  AND  RESTATED  AGREEMENT  AND  PLAN OF MERGER
          ("Agreement") is made as of April 27, 1995, between First Commerce Corporation ("FCC"), on the one hand; and Peoples Bancshares, Inc. ("Holding") and Peoples Bank & Trust Company of St. Bernard ("Bank"), on the other hand.

                         ARTICLE 1:  Mergers and Closing

               0.1  Holding  Company  Merger.  Subject to the conditions in
          Article 5, at the Effective Time, as defined below, Holding will merge into FCC (the "Holding Company Merger").

               0.1 The Closing. The "Closing" of the transactions contemplated hereby will occur in FCC's offices, 210 Baronne Street, New Orleans, Louisiana, at 10:00 a.m., local time, on a date (the "Closing Date") mutually agreeable or that is specified by any party to the others upon ten days' notice after the conditions in sections 5.1(a) and (b) are satisfied. If all conditions in Article 5 are satisfied or waived, at the Closing the proper persons will complete the Merger Certificate in the form of Exhibit A, and the parties will take such actions as are required to effect the Holding Company Merger and the Bank Merger (defined below).

               0.1 Effective Date and Time. The Merger Certificate will be filed with and recorded by the Louisiana Secretary of State immediately after (or concurrently with) the Closing, and the Holding Company Merger will be effective on the date (the "Effective Date") and time (the "Effective Time") specified therein.

               1.4 Bank Merger. Bank, which is Holding's majority-owned subsidiary, and First National Bank of Commerce ("Acquiring Bank"), FCC's wholly-owned subsidiary, have executed the Bank Merger Agreement in the form of Exhibit B, pursuant to which Bank will merge into Acquiring Bank (the "Bank Merger") on the
          Effective Date immediately subsequent to the Holding Company Merger. (The Holding Company Merger and the Bank Merger are herein collectively called the "Mergers".)

                    ARTICLE 1:  Conversion of Stock of Holding

               0.1 Conversion. (a) Except for shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 131 of the Business Corporation Law of Louisiana ("BCL") ("Holding Dissenter's Shares"), at the Effective Time each outstanding share of common stock, par value $25.00 per share, of Holding ("Holding Stock") will be converted into a number of shares of common stock, par value $5.00 per share, of FCC ("FCC Stock") equal to the quotient of (i) 96.33% of the quotient of (A) the "Aggregate Consideration", defined below, divided by (B) the average of the closing sales prices (as adjusted in accordance with Section 2.1(e)) of a share of FCC Stock on the NASDAQ Stock Market for the ten business days ended on the last business day before the Effective Date ("Market Value"); divided by (ii) the number of shares of Holding Stock outstanding on the Effective Date.

               (b) Except for shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under
          Section 376 of the Louisiana Banking Law (which shares, collectively with the Holding Dissenter's Shares, are called "Dissenter's Shares"), at the effective time of the Bank Merger each outstanding share of common stock, par value $25.00 per share, of Bank ("Bank Stock") will be converted into a number of shares of FCC Stock equal to the quotient of (i) 3.67% of the quotient of (A) the Aggregate Consideration divided by (B) the Market Value; divided by (ii) the number of shares of Bank Stock outstanding on the effective date of the Bank Merger.

               (c) The term "Aggregate Consideration" as used above means $30,796,000, minus the "Deductible Amount", which term means the excess over $200,000 of Holding's and Bank's aggregate legal, accounting, investment banking, printing and mailing fees and costs from January 1, 1994, through the Effective Time related to the prospective sale of Holding and/or Bank, the process leading to the execution of this Agreement, and the negotiation, implementation and consummation of this Agreement, other than
          (i) any such fees and costs that had been accrued on or before December 31, 1994, and (ii) any such fees and costs, up to but not exceeding $300,000, that are accrued and paid at any time from January 1, 1995 through the date that is 30 days prior to the Closing Date.

               (d) For purposes of Sections 2.1(a) and 2.1(b), shares of Holding Stock that are held by Holding or Bank (other than shares held by Bank in a fiduciary capacity other than for Holding), and shares of Bank Stock that are held by Holding or Bank (other than shares held by Bank in a fiduciary capacity other than for Holding), shall not be considered to be outstanding and shall be cancelled (and not converted) by virtue of the Mergers.

               (e) In the event FCC changes the number of shares of FCC Stock issued and outstanding as a result of any stock split, stock dividend or other similar change in FCC's capitalization, or if a distribution of securities is made in respect of the FCC Stock as a result of any dividend (other than regular quarterly cash dividends), spinoff or other reorganization in which FCC Stock is not changed into or exchanged for a different kind of securities, and in any such case the record date is before the Effective Time and the ex-dividend or ex-distribution date is subsequent to, or during, the period during which Market Value is determined such that such event is not reflected in any one or more of the closing sales prices used to determine Market Value, the appropriate adjustment shall be made in such closing sales price or prices so as to reflect such change. If FCC Stock is changed into or exchanged for a different kind of securities and the record date is before the Effective Time, the number and kind of securities issuable to the holders of Holding Stock and Bank Stock in the Mergers, and the cash payable in lieu of fractional shares, shall be adjusted appropriately.

               0.1 Fractional Shares. In lieu of issuing any fractional share of FCC Stock each holder of Holding Stock or Bank Stock who would otherwise be entitled thereto, after aggregating into whole shares all fractional shares of FCC Stock to which such holder is entitled by virtue of the Mergers, upon surrender of the certificate(s) which represented Holding Stock ("Holding Certificate") and/or Bank Stock ("Bank Certificate"), will receive cash equal to such fractional share multiplied by the Market Value.

               0.1 Exchange of Certificates. After the Effective Time, each holder of Holding Stock or Bank Stock (other than Dissenter's Shares), upon surrender of his Holding or Bank Certificate to FCC together with a completed letter of transmittal in the form furnished by FCC, will be entitled to receive the shares of FCC Stock into which his shares have been converted and cash in lieu of any fractional share as provided in sections 2.1 and 2.2, less any applicable tax withholding. Until then, each Holding or Bank Certificate will represent the number of whole shares of FCC Stock into which the shares of Holding or Bank Stock represented thereby were converted, except that FCC may refuse to pay any dividend or other distribution payable to holders of unsurrendered Holding or Bank Certificates until surrender or if such dividend or distribution has reverted in full ownership to FCC under its Articles of Incorporation. Whether or not a Certificate is surrendered, after the Effective Time it will not represent any interest in any person other than FCC.

                    ARTICLE 1:  Representations and Warranties

               0.1 Mutual Representations and Warranties. FCC represents and warrants to Holding and Bank, and, with the exceptions set forth in the corresponding subsection of the Exceptions Schedule that Holding has delivered to FCC, Holding (in whose representations and warranties Bank joins to the extent applicable to Bank) represents and warrants to FCC, as follows:

               (a) Organization; Qualification. It is a corporation duly organized and validly existing under Louisiana law, and its subsidiary bank party to the Bank Merger Agreement ("Bank Party") is a national bank duly organized and validly existing under the laws of the United States, in the case of Acquiring Bank, or is a state bank duly organized and validly existing under the Louisiana Banking Law, in the case of Bank. Each of it and its Bank Party has all requisite corporate power and authority to own and lease its and such Bank Party's property and to carry on its and such Bank Party's business as currently being conducted and is qualified and in good standing wherever the failure to so qualify would have a material adverse effect on the financial condition, results of operations, business or prospects of it and its subsidiaries, taken as a whole ("Material Adverse Effect").

               (b) Corporate Authorization; No Conflicts. Subject to any required approval of this Agreement by its shareholders and, in the case of Bank, the shareholders of Bank, all corporate acts required of it and its Bank Party for the due and valid authorization, execution, delivery and performance of this Agreement and consummation of the Mergers have been validly taken. Subject to required shareholder and regulatory approvals, this Agreement is its and, in the case of Bank, Bank's binding obligation, enforceable in accordance with its terms, except to the extent limited by bankruptcy and other similar laws and court decisions affecting the enforcement of creditors' rights generally and by general equitable principles. With respect to each of it and its Bank Party, neither the execution, delivery or performance of this Agreement nor the consummation of the Mergers will (i) violate, conflict with, or breach any provisions of,
          (ii) constitute, with or without notice or lapse of time or both, a default under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any encumbrance upon any of its or such Bank Party's material assets under, its or such Bank Party's articles of incorporation, by-laws or any material instrument to or by which it or such Bank Party or any of its or such Bank Party's assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body ("Law").

               (c) Brokers' or Finders' Fees. No person is entitled to any commission, broker's, finder's or financial advisory fee from it or its Bank Party in connection with the Mergers, except for the fees of Chaffe & Associates, Inc., the financial advisor retained by Holding pursuant to a written agreement that has been delivered to FCC.

               (d) Community Reinvestment Act; Fair Lending. Its Bank Party has complied in all material respects with the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, has a CRA rating of not less than "satisfactory", and has received no material criticism from regulators with respect to discriminatory lending practices.

               (e) Accuracy of Statements. The statements made or to be made by it or its Bank Party herein and in any document or information furnished or to be furnished by it or its Bank Party pursuant hereto, including without limitation in (or incorporated by reference into) the Registration Statement described in section 4.14, do not contain, as of the date hereof, and will not contain as of the effective date of the Registration Statement and the Closing Date, when taken together as of each such date with all of the documents and information furnished by such date, an untrue statement of a material fact or an omission to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

               0.1 Additional Representations and Warranties by Holding. Holding (in whose warranties Bank joins to the extent applicable to Bank) represents and warrants to FCC that except as set forth in the corresponding subsection of the Exceptions Schedule that it has delivered to FCC:
               (a) Capital Stock; Other Interests. Its authorized capital stock consists of 125,000 shares of Holding Stock, of which 23,408 shares are outstanding and 674 are held in its treasury. Bank's authorized capital stock consists of 92,500 shares of Bank Stock, of which 25,000 shares are outstanding (including 24,082 shares owned beneficially and of record by Holding). All outstanding shares of its and Bank's capital stock have been duly authorized and are validly issued, fully paid and (except as provided in La. R.S. 6:262) non-assessable, and all of Bank's shares which are owned by it are so owned free and clear of any encumbrances other than those referred to in Section 4.18. There are no stock options or other rights (including conversion rights) outstanding to acquire, or any obligation to issue, sell or deliver any of such rights or any shares of, Holding's or Bank's capital stock. Neither it nor Bank has any equity or voting interest exceeding 1% in any entity except for its interest in Bank.

               (b) Financial Statements and Reports. It has delivered to FCC (i) its consolidated balance sheets as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity and changes in financial position ("Operating Statements") for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto (collectively, the "Financial Statements"), (ii) its annual report to the Federal Reserve Board ("FRB") for the year ended December 31, 1994, all call reports made by it or Bank to any regulatory agency since, and to the extent permitted by law all examination reports with respect to it or Bank made by any regulatory authority since, December 31, 1992, and (iii) reports or proxy statements sent by it or Bank to shareholders in 1994 and thereafter. The Financial Statements have been and the financial statements delivered pursuant to section 4.8(b) will be prepared in conformity with generally accepted accounting principles ("GAAP") applied consistently with prior periods, and present and will present fairly, in conformity with GAAP, Holding's consolidated results of operations for the respective periods covered thereby, and its consolidated financial condition as of the respective dates thereof, except, in the case of any such interim financial statements, for normal recurring accruals and the absence of footnotes. All reports have been or will be filed on the appropriate form and prepared in accordance with the requirements of the regulating agency. Neither it nor Bank has, nor are any of their assets subject to, any material liability or obligation of any kind, whether absolute, accrued, contingent, known, unknown, matured or unmatured, that is not reflected and adequately reserved against in the latest balance sheet forming part of the Financial Statements (the "Latest Balance Sheet") except (i) obligations under contracts and commitments whose existence does not violate any representation or warranty of Bank or Holding herein,
          (ii) obligations not required under GAAP to be reflected on the Latest Balance Sheet, and (iii) obligations that have arisen since the date of the Latest Balance Sheet ("Latest Balance Sheet date") in the ordinary course of business consistent with past practices. Neither Holding nor bank has any material loss contingency (which term is used as defined in Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies") except as described in the Latest Balance Sheet or the Exceptions Schedule.

               (c)  Loan  and  Investment Portfolios.  All loans, discounts and financing leases in which Holding or Bank is lessor (collectively, "Credits") reflected on the Latest Balance Sheet
          (i) have been made for adequate consideration in the ordinary course of business, (ii) are evidenced by instruments that are true and genuine and (iii) if secured, have been secured by valid perfected security interests. Accurate lists of all such Credits and of the investment portfolios of Holding and Bank as of the Latest Balance Sheet date have been made available to FCC.

               (d)  Loss  Reserves.  The allowances for losses  on  Credits and other real estate and foreclosed assets owned reflected on the Latest Balance Sheet are adequate in accordance with regulatory guidelines and GAAP in all material respects, and there are no circumstances likely to require in accordance with such guidelines or GAAP a future material increase in any provisions for such losses or a material decrease in such allowances. Such allowances after the Latest Balance Sheet date will be adequate in accordance with such guidelines and GAAP in all material respects.

               (e) Absence of Certain Changes or Events. Since the Latest Balance Sheet date, there has been no circumstance, either individually or in the aggregate, that has had, or can reasonably be anticipated to have, a Material Adverse Effect on Holding and Bank, taken as a whole, excluding changes in banking laws or regulations that affect banking institutions generally. Neither Holding nor Bank has, since the Latest Balance Sheet date, nor will have, from the date hereof through the Closing Date without the prior consent of FCC's chief executive officer or his designee (not to be unreasonably withheld) or as otherwise expressly permitted by this Agreement:

                    (i) except in the ordinary course of business, (A) borrowed or loaned any money or pledged any of its credit, (B) mortgaged or otherwise subjected any asset to any encumbrance or liability other than those of the type referred to in Sections 3.2(g)(i)(B) and (C), (C) transferred any of its assets in excess of $25,000 in the aggregate, or (D) incurred any material liability or obligation of any kind whatsoever, whether accrued, contingent, known, unknown, matured or unmatured, other than expenses incurred in connection with this transaction;

                    (ii)experienced any material change in asset concentrations as to customers or industries or in the nature and source of its liabilities or in the mix of interest-bearing and non-interest bearing deposits other than seasonal changes not materially inconsistent with events of prior periods;

                    (iii)had knowledge or reason to believe that any material labor unrest exists among, or that any person has attempted to organize, any of its employees;

                    (iv)failed to operate its business in the ordinary course consistent with past practices, to preserve its business organization substantially intact or to preserve the goodwill of its customers and others with whom it has material business relations;

                    (v) incurred   or   suffered   any  material  loss  not
          adequately reserved against on the Latest Balance Sheet or waived any material right;

                    (vi)cancelled any material debt owed to it or any of its material claims, or paid any of its material noncurrent obligations or liabilities;

                    (vii)made any capital expenditure in excess of $25,000;

                    (viii)paid or agreed to pay any money to any of its present or former directors, officers or employees except under agreements that are terminable at will by it without any penalty or other payment by it, and then only as is consistent with its past practices; or increased by more than 3% the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual salary would, following such increase, exceed $30,000;

                    (ix)changed any accounting practice used in preparing the Financial Statements or any financial statements to be delivered under section 4.8(b);

                    (x) acquired or obligated itself to acquire any shares of Holding Stock or Bank Stock or any interest therein other than shares held by Bank in a fiduciary capacity for beneficial owners other than Holding;

                    (xi)made any Credit which has not been (A) made for adequate consideration in the ordinary course of business, (B) evidenced by instruments that are true and genuine and (C) fully reserved against in an amount sufficient to provide for all net charge-offs reasonably anticipated in the ordinary course; or

                    (xii)entered into any commitment to do any of the foregoing.

               (f) Taxes. Holding and Bank have each timely filed all required tax returns, tax information returns and reports, paid all taxes, interest payments and penalties that were due, made (and will make) adequate provision for payment of all taxes accruable for all periods ending on or before the Closing Date, and are not delinquent in the payment of any tax or governmental charge of any nature. The consolidated federal income tax returns of Holding and Bank have been audited or closed through December 31, 1992. No audit, examination or investigation is currently being conducted or threatened, and no material unpaid tax deficiencies or additional liabilities have been proposed, by any taxing authority; and no agreements for extension of time for the assessment of any tax have been made by or on behalf of Holding or Bank. Holding and Bank have withheld from their respective employees (and timely paid to the appropriate taxing authority) correct amounts for all periods in compliance with all tax withholding laws.

               (g) Assets. (i) Except with respect to assets disposed of for adequate consideration in the ordinary course after the Latest Balance Sheet date, and except as reflected on the Latest Balance Sheet, each of Holding and Bank has good and merchantable title to all assets reflected on the Latest Balance Sheet, free of all restrictions and encumbrances except for (A) encumbrances that secure debt properly reflected on the Latest Balance Sheet;
          (B) liens for taxes accrued but not yet payable; (C) liens arising as a matter of law in the ordinary course with respect to obligations incurred after the Latest Balance Sheet date that are not delinquent or are being contested in good faith; (D) such imperfections of title and encumbrances as do not materially detract from the value or materially interfere with the present use or potential sale of any such assets; and (E) capital leases and leases, if any, to third parties for fair and adequate consideration. Each of Holding and Bank owns, or has valid leasehold interests in, all material assets used in its business.

                    (ii)Except for financing leases in which Holding or Bank is lessor, (A) each lease of any real property or any material personal property to which Holding or Bank is a party is valid and in full force and effect in accordance with its terms;
          (B) all rents and other amounts that have become due thereunder have been paid; (C) there exists no default, or event which with the giving of notice, the lapse of time or both would become a default, thereunder; and (D) the Mergers will not constitute a default or a cause for termination or modification of any such lease.

                    (iii)Neither Holding nor Bank has any obligation to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its material assets except in the ordinary course consistent with past practices.

               (h) Legal Proceedings and Compliance with Laws. (i) There are no material claims, actions, suits, proceedings, arbitrations or investigations ("Actions") pending or, to the knowledge of Holding or Bank, threatened, nor does Holding or Bank have knowledge of a basis for any material Action, in any court or before any governmental body or arbitration panel or otherwise, against either of them.

                    (ii)Each of Holding and Bank has complied with and is not in default in any material respect under, and has not been charged or threatened with or come under investigation concerning any material violation of, any Law.

                    (iii)There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any report to Holding or Bank as a result of examination by any regulatory authority, nor is Holding or Bank subject to any written agreement, memorandum or order with or by any regulatory authority. Bank has delivered to FCC a copy of Bank's Home Mortgage Disclosure Act register for 1994, as amended, and such register complies in all material respects with applicable requirements.

               (i)  Benefit Plans.  (i)  The  Exceptions Schedule lists all
          (A) pension, retirement, profit sharing, deferred compensation, stock option, stock ownership, severance pay, vacation, bonus, and incentive plans or arrangements, (B) medical, vision, dental or other health plans or arrangements, (C) life, health or disability plans or arrangements, (D) written employment contracts or arrangements, and any oral employment contract or arrangement that is not terminable at will by Holding or Bank, as the case may be, without any payment or other penalty except any severance benefit described in Exhibit 4.16 and (E) material fringe benefits or perquisites, provided by Holding or Bank to any present or past employee, director or the spouse or beneficiaries thereof (collectively, "Benefits"). True and complete copies of all Benefit documents and written agreements, together with copies of any tax determination letters, trust agreements, summary plan descriptions, insurance contracts, investment management agreements and the three most recent annual reports on form series 5500 with respect to any plan or arrangement have been made available to FCC.

                    (ii)   Except  for  the plans identified as such on the
          Exceptions Schedule (the "Plans"), neither Holding nor Bank has at any time sponsored, maintained or contributed to any employee benefit plan that is subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), in which any employee of it is or was, during the 24 months preceding the date of this Agreement, a participant, or is entitled to any unpaid benefit. All contributions required by Holding or Bank have been made, all insurance premiums required have been paid and each Plan has been maintained and administered in all material respects in compliance with its terms and all applicable laws. No transaction has occurred that could result in the imposition of a tax or penalty under Section 4975 of the Internal Revenue Code (the "Code") or ERISA Section 502(i); there is no matter relating to any such Plan pending or threatened, nor, to the knowledge of Holding or Bank, are there any circumstances that could lead to (other than routine filings such as qualification determination filings) proceedings before, or administrative actions by, any governmental agency; there are no Actions pending or, to the knowledge of Holding or Bank, threatened (including, without limitation, breach of fiduciary duty actions, but excluding routine uncontested claims for benefits) against any such Plan or its assets. Holding and Bank have complied in all material respects with the reporting and disclosure requirements of ERISA and the Code. No Plan is a multi-employer plan within the meaning of ERISA Section 3(37). A favorable determination letter has been issued by the Internal Revenue Service ("IRS") with respect to each Plan intended to be qualified under Code Section 401(a), the IRS has taken no action to revoke any such letter and nothing has occurred which would cause the loss of such qualification. Neither Holding nor Bank has sponsored, maintained or made contributions to any arrangement subject to ERISA Title IV or to Code Section 412 or providing for post-retirement medical benefits.
                    (iii)All  group  health plans of Holding  and  Bank  to
          which Code Section 4980B(f) or ERISA Section 601 applies are in full compliance with the continuation coverage requirements of Code Section 4980B(f) and ERISA Section 601, and any prior violations of such Sections have been cured.

                    (iv)Except  as  expressly provided in section  4.13  or
          4.16 the Merger will not (A) result in the imposition of any obligation or liability on Holding, Bank, FCC or Acquiring Bank to provide Benefits or make any payment to any current or former employee of Holding or Bank or (B) result in a prohibited transaction as such term is used in Code Section 4975 or ERISA
          Section 406.

               (j) Insurance. Each of Holding and Bank maintains in force insurance policies and bonds in such amounts and against such liabilities and hazards as are considered adequate by them. Neither Holding nor Bank is now liable, nor will either become liable, for any material retroactive premium increase. All policies are in full force and effect, and neither Holding nor Bank has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, neither Holding nor Bank has been refused any insurance sought or has reason to believe that its existing insurance coverage cannot be renewed upon terms as favorable as those presently in effect, other than changes in coverage or rates resulting from general market or other conditions of general applicability unrelated to any adverse claims experience of or other factors peculiar to Holding or Bank.

               (k) Commitments. (i) Neither Holding nor Bank is a party to any agreement, contract or commitment (each a "Commitment") of the following nature: (A) collective bargaining Commitment; (B) Commitment with any employee not terminable at will without penalty by the employer; (C) obligation of guaranty or indemnification except, if entered into in the ordinary course with respect to customers, letters of credit, guaranties of endorsements and guaranties of signatures; (D) Commitment which will or may reasonably be expected to have a Material Adverse Effect on Holding and Bank; or (E) Commitment limiting its freedom to engage in any line of business or to compete with any person.

                    (ii)The subsection of the Exceptions Schedule corresponding to this subsection lists each material Commitment (except usual and customary instruments entered into in the ordinary course with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar banking activities) to which Holding or Bank is a party or which affects it. Neither Holding nor Bank has in any material respect breached, nor is there any pending or threatened claim that it has breached, any of the terms of any of its Commitments.

               (l) Authorizations. Each of Holding and Bank has all licenses, franchises, permits and other authorizations ("Authorizations") necessary for the continued conduct of its business without interference or interruption. The deposits of Bank are insured by the FDIC to the extent provided by law, and there are no pending or threatened proceedings to revoke or modify that insurance or for relief under 12 U.S.C. 1818.

               (m) Corporate Documents. It has delivered to FCC copies of its and Bank's articles of incorporation and by-laws. All of the foregoing and all of the corporate minutes and stock transfer records of Holding and Bank are current, complete and correct in all material respects.

               (n) Certain Transactions. No past or present director, executive officer or five percent shareholder of Holding or Bank has, since January 1, 1992, engaged in any transaction or series of transactions which, if Holding or Bank had been subject to
          Section 14(a) of the Securities Exchange Act of 1934 (the "34 Act") at all times since that date, would be required to be disclosed pursuant to Item 404 of Regulation S-K of the Securities and Exchange Commission ("SEC"). As used in this Agreement, a person is a "five percent shareholder" of Holding or Bank if such person will receive an aggregate of as much as 5% of the shares of FCC Stock issuable pursuant to the Mergers.

               (o)  Environmental Matters.

                    (i) Each of Holding and Bank has obtained all material required Authorizations under any applicable Environmental Law Requirement (as hereinafter defined) in connection with the operation of its businesses and ownership of its properties (collectively, the "Subject Properties"), including without limitation properties acquired by foreclosure or in settlement of loans; and is in compliance in all material respects with all terms of such Authorizations and with all applicable Environmental Law Requirements. There are no past or present circumstances related in any manner to Holding or Bank or to the Subject Properties that did or would, in any material respect, violate or prevent compliance with any Environmental Law Requirement, or give rise to any Environmental Liability, as hereinafter defined. There is no Action pending or threatened by any person against Holding or Bank, or any prior owner of any of the Subject Properties and relating to the Subject Properties, relating in any way to any Environmental Law Requirement or seeking to impose any Environmental Liability. Neither Holding nor Bank is subject to any material Environmental Liability not adequately reserved against on the Latest Balance Sheet.

                    (ii)"Environmental Law Requirement" means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof, and all applicable judicial, administrative, and regulatory decrees, judgments and orders, in each case relating to the protection of human health or the environment.
                    (iii)"Environmental Liability" means any liability or obligation (of any kind whatsoever, whether absolute or contingent, accrued or unaccrued, known or unknown) arising under any Environmental Law Requirement or under any other theory of law or equity (including without limitation any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any hazardous materials, pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

               (p) Exhibit 3.2(p) lists, as of the date of this Agreement, the directors, executive officers and five percent shareholders of Holding and Bank. Except as noted thereon, each of such persons has executed an Affiliate Agreement and an Insider's Commitment in the forms of Exhibits C and D respectively, and such instruments have been delivered to FCC.

               0.1 Additional Representations and Warranties by FCC. FCC represents and warrants to Holding that:

               (a) Capital Stock; Legality of Stock. (i) All of its outstanding shares of capital stock have been duly authorized and are validly issued, fully paid and non-assessable, and (ii) all shares of FCC Stock to be issued pursuant to the Mergers have been duly authorized and, when so issued, will be validly issued, fully paid and non-assessable, and will be at the time of their delivery free and clear of all liens, charges, security interests, mortgages, pledges or other encumbrances and any preemptive or similar rights, except in each case those that are attributable to Holding or Bank or any holder of Holding Stock or Bank Stock or any other recipient of the FCC Stock designated by such a holder. The total number of shares of FCC Stock outstanding as shown in the later of its most recent Form 10-K or Form 10-Q was correct as of the date thereof.

               (b) Reports. It has delivered to Holding true and complete copies of (i) its three most recent annual reports to the SEC on Form 10-K; (ii) its most recent Proxy Statement; (iii) any annual or quarterly reports sent to its shareholders since the date of its most recent Form 10-K; and (iv) any other report made by it to the SEC under Section 13 of the 34 Act since the date of its most recent Form 10-K.

               (c) Financial Statements. The consolidated balance sheets and related consolidated statements of income, shareholders' equity and changes in financial position, including the related notes thereto, appearing in its most recent Form 10-K and the latest Form 10-Q filed subsequent to such Form 10-K, if any, have been prepared in conformity with GAAP applied consistently with prior periods (except as noted therein) and present and will present fairly, in conformity with GAAP, its consolidated results of operations for the respective periods covered thereby, and its consolidated financial condition as of the respective dates thereof except, in the case of any such financial statements appearing in a Form 10-Q, for normal recurring accruals and the absence of footnotes.

               (d) Articles; By-Laws. FCC has delivered to Holding and Bank true and correct copies of the articles and by-laws of FCC and Acquiring Bank as the same exist on the date of this Agreement.

               (e)  Absence   of  Certain   Changes   or   Events.    Since
          December 31, 1994, there has been no circumstance, either individually or in the aggregate, that has had or can reasonably be anticipated to have, a Material Adverse Effect on FCC and its subsidiaries, taken as a whole.

               (f) Ownership of Subsidiary Banks. FCC owns directly or indirectly all of the outstanding shares of capital stock of Acquiring Bank and each of FCC's other banking subsidiaries named in its Form 10-K for the year ended December 31, 1994, other than any such subsidiary which may hereafter be merged into or consolidated with any other such subsidiary.

                              ARTICLE 4:  Covenants

               Each party covenants and agrees with the other as follows:

               4.1 Cooperation and Best Efforts. It will cooperate with the other and use its best efforts to satisfy all requirements of law for, and all conditions herein to, the consummation of the Mergers, and to effect the Mergers at the earliest practicable date.

               4.2 Registration and Proxy Statement. Each party will cooperate in preparing the Registration Statement defined in section 4.14 and a proxy statement of Holding (the "Proxy Statement"), which complies with the Securities Act of 1933 (the "33 Act"), for the purpose of submitting this Agreement to Holding's and Bank's shareholders for approval. Each party will as promptly as practicable after the date hereof furnish all such information relating to it and its subsidiaries as the other party may reasonably request for inclusion in the Proxy Statement and the Registration Statement.

               4.3 Press Releases. It will cooperate with the other in the preparation of any press releases relating to this Agreement. Without the prior consent of FCC's chief executive officer or his designee (not to be unreasonably withheld), neither Holding nor Bank will issue any press release or other written statement for general circulation relating to the Mergers or this Agreement, except as may otherwise be required by law.

               4.4 401(k) Plan. Holding will amend its 401(k) plan to provide that all participants who are employed by it or Bank on the date hereof will be fully vested in their accounts as of the Effective Date. FCC will take all reasonable actions necessary after the Effective Date to maintain the qualification and tax-exempt status of the 401(k) plan and to meet all other requirements of law and the provisions of such plan until it is either terminated or combined with FCC's plans.

               4.5  Investigations.  Each of Holding and  Bank will provide
          FCC and its representatives full access during all reasonable times to its premises, properties, books and records, and furnish them with such information respecting its business as FCC may from time to time reasonably request. If this Agreement is terminated for any reason, FCC will return all non-public materials obtained pursuant hereto, and, for two years following any termination for whatever the reason, will keep such information confidential, except as may be required by law, and not use it in connection with its business, in each case unless such information has become publicly available through no fault of FCC and in each case except as may be necessary to pursue or defend judicially it rights under this Agreement. During the 30 days preceding the mailing of the Proxy Statement, and the 30 days preceding the Closing Date, FCC will provide Holding and its representatives with such information concerning, and access to, FCC as any of them may reasonably request for the purpose of making an appropriate due diligence investigation or up-date thereof with respect to FCC.

               4.6 Preservation of Business. Each of Holding and Bank will use its best efforts to preserve the possession and control of all of its assets (other than those consumed or disposed of for value in the ordinary course or except as otherwise expressly permitted under this Agreement), and the goodwill of customers and others having business relations with it, and will do nothing knowingly to impair its ability to keep and preserve its business as it exists on the date hereof.

               4.7 Conduct of Business. Except as otherwise contemplated by this Agreement or as expressly provided in the Exceptions Schedule, each of Holding and Bank will conduct its business only in the ordinary course consistent with past practices. In addition, except as otherwise provided herein, neither Holding nor Bank will do, whether or not in the ordinary course, without the prior consent of FCC's chief executive officer or his designee (not to be unreasonably withheld), any of the following:

               (a) cause or permit a breach of any of its covenants or cause or permit any representation or warranty of it to become untrue in any material respect, as if each such representation and warranty were continuously made from the date hereof;

               (b) declare, pay or make any dividend or distribution on, or reclassify or acquire, or issue or sell any additional shares of or any securities or obligations convertible into or exchangeable for, its capital stock, or make any other payment to any holder of Holding Stock or Bank Stock in such holder's capacity as such, other than (i) the regular dividend of Holding payable in or after June 1995 at the rate of $5.00 per share of Holding Stock (and, if the Closing Date is after December 31, 1995, the regular dividend of Holding payable in January 1996 at the rate of $10.00 per share of Holding Stock), (ii) such dividends by Bank as are necessary to provide Holding with the funds required to pay (A) Holding's operating and business expenses not materially exceeding the amounts set forth in the Exceptions Schedule, (B) expenses relating to this transaction,
          (C) any advancement of expenses or indemnification permitted by Holding's Articles or Bylaws or Bank's bylaws, and (D) any permitted dividend by Holding (plus dividends payable by Bank to other shareholders of Bank on account of such dividends paid to Holding); and (iii) the dividend referred to in Section 4.18;

               (c) amend its Articles or by-laws or adopt or amend any resolution (other than any resolutions necessary to implement any indemnification permitted by Holding's Articles or Bylaws or Bank's bylaws) or agreement concerning indemnification of its directors or officers, except with respect to any required renewal of the current policy of directors' and officers' liability insurance maintained by Holding and Bank or the purchase of a comparable (in cost and coverage) policy as a replacement therefor, or fail to maintain its books and records in the usual manner on a basis consistent with that heretofore employed;

               (d) place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance, except those of the character described in section 3.2(g)(i)(B) or (C), or cancel any material indebtedness to it or any material claims which it may have had, or waive any right of substantial value or, except as provided in Section 4.18, discharge or satisfy any material noncurrent liability;

               (e) enter into any new line of business, or merge or consolidate with another entity, or sell or otherwise dispose of a substantial part of its assets, or sell any of its assets other than sales (i) of United States Treasury securities having a maturity of less than three years in an aggregate amount not exceeding $5 million from the date of this Agreement through the Closing Date, (ii) in the ordinary course of business of other investment securities having not more than $100,000 in market value, (iii) of Credits for not less than book value, or (iv) of any asset held as other real estate or other foreclosed assets for an amount not less than its book value at the Latest Balance Sheet date if such asset had a book value at the Latest Balance Sheet date over $40,000;

               (f)  violate in any material respect any Law;

               (g) fail to pay, or to make adequate provision for the payment of, all taxes, interest payments and penalties due and payable (and/or accruable for all periods or portions of periods up to the Effective Date) to any taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established;

               (h) acquire investment securities having an aggregate market value greater than $100,000, except for any acquisition of United States Treasury securities having a maturity of less than three years in an aggregate amount not exceeding $5 million from the date of this Agreement through the Closing Date; or that are less than investment grade;

               (i) charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP consistently applied or in conformity with Bank's policy relating to charge offs provided in Bank's loan policy, a copy of which has been delivered to FCC) any of its Credits, or make or enter into any commitments to make any Credits which (i) vary materially from its written loan policies, copies of which have been made available to FCC, or
          (ii) exceed $250,000, provided that Bank may extend or renew for up to 12 months such Credits exceeding $250,000 in connection with the renewal, workout or renegotiation of Credits currently in its portfolio;

               (j) issue or deliver any Holding or Bank Certificate to replace any certificate claimed to be lost, destroyed or stolen without requiring a bond from a solvent insurance company in favor of FCC and its transfer agent against any loss resulting from the issuance or delivery of such replacement certificate, unless under FCC policy a bond would not be required to replace any certificate for FCC Stock under similar circumstances;

               (k) make any negative loan loss provision unless required by any regulatory authority or GAAP consistently applied; or

               (l)  commit to do any of the foregoing.

               4.8 Additional Information. Holding and Bank will provide FCC (a) with prompt notice of any circumstance that has had or is reasonably likely to have a Material Adverse Effect on Holding and Bank, (b) as soon as available, true, correct and complete copies of any financial statements and other documents of the type referred to in section 3.2(b) becoming available, and (c) promptly upon its dissemination, any report, release or other information sent to its shareholders. FCC will provide Holding and Bank, as soon as available, true, correct and complete copies of any reports of the type referred to in section 3.3(b).

               4.9 Shareholder Approval. Holding will submit this Agreement to its shareholders for approval in accordance with the BCL at a meeting duly called and convened for that purpose as soon as practicable. Bank will submit the Bank Merger Agreement to Bank's shareholders for approval in accordance with the Louisiana Banking Law at a meeting duly called and convened for that purpose as soon as practicable. As such meeting, Holding will, if the shareholders of Holding shall have so approved this Agreement, vote all shares of Bank Stock held by it "for" approval of the Bank Merger. The foregoing meetings will, if practicable, be held on the same date but, in any event, the Bank meeting will not be convened until the Holding meeting has been finally adjourned.

               4.10 Restricted Stock. Each of Holding and Bank will use its best efforts to obtain by the Closing Date, from each director, executive officer and five percent shareholder who becomes such after the date hereof and will receive FCC Stock, an Affiliate Agreement in the form of Exhibit C.

               4.11 Prohibited Negotiations. (a) Until this Agreement terminates, neither Holding nor Bank will, without the prior consent of FCC's chief executive officer or his designee, directly or indirectly, solicit, initiate or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any transaction of the type described in section 6.1(e) (ii) ("takeover proposal") (and in no event will any such information be supplied except pursuant to a confidentiality agreement), and each of them will instruct its officers, directors, agents and affiliates ("Representatives") not to do any of the above, and will notify FCC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, it or any of its Representatives; provided that this covenant shall not prohibit any Holding or Bank director from taking any action that in the written opinion of counsel identified in Section 5.2(b) is required by law to discharge his or her fiduciary duties to Holding or Bank and their respective shareholders.

               (b) Neither Holding's nor Bank's Board nor any committee thereof shall (i) withdraw, modify, or propose to withdraw or modify, the approval or recommendation to shareholders of this Agreement, or (ii) approve, recommend, or propose to recommend any takeover proposal with respect to Holding or Bank, except in any such case such action as is required in the written opinion of counsel identified in Section 5.2(b) to discharge fiduciary duties to Holding's shareholders or Bank's shareholders, or (iii) modify, waive or release any party from, or fail to enforce any provision of, any confidentiality agreement between Holding or Bank and any prospective acquiror.

               4.12 Operating Functions. (a) Each of Holding and Bank will cooperate with FCC in connection with planning for the efficient and orderly combination of the parties and the operation of Acquiring Bank after the Bank Merger, and in the consolidation of appropriate operating functions with Acquiring Bank to be effective on the Effective Date, provided that this covenant shall not require any action that, in the opinion of Holding's or Bank's Board, would adversely affect its operations if the Mergers were not consummated.

               (b) Within 60 days prior to the anticipated Closing Date, FCC may with the consent of the chief executive officer of Bank (not to be unreasonably withheld) contact customers of Bank in connection with the anticipated consolidation of operating functions and provide such notices as shall in FCC's reasonable judgment be necessary or desirable so that such functions may be fully consolidated on the Effective Date.

               (c) Each of Holding and Bank will cooperate with FCC with respect to, and allow FCC to participate in connection with, any unresolved compliance issues of Holding or Bank raised by any regulator or found by FCC to exist.

               4.13 Benefits to Holding's and Bank's Employees. After the Effective Time, FCC will provide to persons who were employees of Holding or Bank immediately before the Effective Date and who become employees of FCC or Acquiring Bank immediately thereafter, the same employee benefits as it provides to its and Acquiring Bank's employees. Full credit will be given for prior service with Holding or Bank for eligibility and vesting purposes under all of FCC's benefit plans other than its retirement plan, except that if Holding's or Bank's 401(k) plan is terminated, participation in any 401(k) plan of FCC will not be permitted for one year after termination. All benefits accrued through the Effective Date under Benefits of Holding or Bank will be paid by FCC, to the extent they are not otherwise provided to such employees through FCC's benefit plans. Except as provided in section 4.16, FCC will not be obligated to continue any Benefit maintained by Holding or Bank.

               4.14 Regulatory Filings. FCC will (a) prepare and file, as promptly as practicable, all regulatory filings required to be made with respect to the Mergers, (b) prepare and file, as promptly as practicable, a registration statement (the "Registration Statement") under and complying with applicable requirements of the 33 Act (which will include the Proxy Statement), for the purpose, among other things, of registering the FCC Stock to be issued pursuant hereto, and (c) use its best efforts to cause the Registration Statement to become effective as soon as practicable, to qualify such FCC Stock under the securities laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to effect the Mergers.

               4.15 Indemnification (a) FCC will indemnify and hold harmless Holding and Bank, and each of their respective directors and officers, and each controlling person of Holding or Bank within the meaning of the 33 Act, against any claims, suits, proceedings, investigations or other actions, and any related losses, damages, costs, expenses, liabilities or judgments, whether joint, several or solidary (collectively, "Liabilities"), insofar as they arise out of or are based upon an untrue statement or alleged untrue statement of a material fact made in the Registration Statement or the Proxy Statement, or an omission or alleged omission therefrom of a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and will reimburse each such person promptly as incurred for legal and other expenses reasonably incurred in connection with investigating or defending any such Liabilities; provided, that FCC will not be liable to the extent that any such Liability arises out of or is based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information furnished to FCC by Holding or Bank or, with respect to any indemnified person, by that person.

               (b) In addition to the foregoing, for a period of ten years after the Effective Time, FCC will indemnify and hold harmless, and advance related legal and other expenses reasonably incurred by, those directors and officers of Holding and Bank who have executed an Insider's Commitment against all Liabilities arising by reason of the fact that he or she is or was a director or officer of Holding or Bank at any time prior to or at the Effective Time, to the full extent indemnification is permitted by Holding's Articles and Bylaws as in effect on the date hereof, including any provisions relating to advances of legal and other expenses (subject to any required undertaking), except that FCC's obligation under this subsection 4.15(b) shall not exceed, in the aggregate, $5 million (less any indemnification paid or awarded by Holding or Bank subsequent to the date of this Agreement), and no indemnification under this subsection 4.15(b) will be given in respect of any Liability against an indemnified person (i) if he or she knew of its existence prior to the date hereof and it was not disclosed on the Exceptions Schedule, (ii) if he or she becomes aware of its existence after the date hereof but before the Effective Time and fails to inform FCC thereof prior to the Effective Time, (iii) if a court of competent jurisdiction shall finally determine that indemnification of such indemnified person as contemplated hereby is prohibited, or (iv) unless he or she is found to have acted with respect thereto in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Holding or Bank, as the case may be, and, with respect to any criminal action or proceeding, is found to have had no reasonable cause to believe his or her conduct was unlawful (the standard of conduct described in clause (iv) and any additional standard required by Holding's Articles or By-Laws is herein called the "Applicable Standard").

               (c) Any indemnified person wishing to claim indemnification under section 4.15, upon learning of any claim, shall notify FCC thereof as promptly as is practicable, but the failure so to notify FCC shall not relieve FCC from any obligation it has under this Section 4.15 except to the extent it is actually prejudiced by such failure. FCC shall have the right to assume the defense thereof and shall not be liable for any expenses subsequently incurred by such indemnified person in connection with the defense thereof, except that if FCC does not assume or continue to pursue such defense, or counsel for the indemnified person advises in writing that there are material substantive issues that raise conflicts of interest between FCC and the indemnified person, then the indemnified person may retain counsel satisfactory to him (and reasonably satisfactory to FCC), and FCC shall (subject in the case of indemnification pursuant to
          Section 4.15(b) to the limitations therein) pay all reasonable fees and expenses of such counsel promptly as incurred, provided that (i) FCC shall not be obligated to pay for more than one counsel for all indemnified persons in any jurisdiction except as may be required due to conflicts of interest, (ii) the indemnified persons will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such claim, and (iii) FCC shall not be liable for any settlement effected without its prior written consent. FCC shall effect no settlement that would obligate any indemnified person to pay any amount unless such person has consented thereto in writing.

               (d) The determination whether the Applicable Standard has been met shall be made as follows: If FCC, on the one hand, and the indemnified parties, on the other hand, can agree upon an independent counsel to make such determination, then the determination shall be made by such counsel and shall be final and binding. Absent such an agreement, each of FCC and the indemnified parties shall appoint an independent counsel and the two counsel so appointed shall appoint a third, who shall then function as if such third counsel had been appointed in accordance with the preceding sentence. The cost of all such counsel shall be paid by FCC, but one half of the amount thereof shall reduce the indemnification limit that is provided by
          Section 4.15(b).

               (e) The rights granted indemnified persons hereby are contractual rights inuring to the benefit of each indemnified person and his or her heirs and representatives, and shall survive the Closing, the Mergers, and any merger, consolidation or other reorganization of FCC.

               4.16 Certain Contracts. FCC shall cause the Acquiring Bank to honor, in accordance with their terms, all employment, severance, consulting, and other compensation contracts and plans listed in Exhibit 4.16 between Holding or Bank and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Plans that are identified on the Exceptions Schedule.

               4.17 Issuance of FCC Stock. FCC shall, prior to the Closing, take such action as is required to permit the issuance of the FCC Stock issuable to the shareholders of Holding and Bank pursuant to the Mergers, and to permit such stock to be approved for listing and quotation on the NASDAQ Stock Market.

               4.18 Holding  Indebtedness.   Holding is indebted  to  First
          National Bankers' Bank ("FNBB") under the Business Loan Agreement dated September 30, 1994, by Holding as borrower, and FNBB as lender, relating to a loan in the original principal amount of $497,549.77, and under the related promissory note dated September 30, 1994, in that original principal amount, made by Holding payable to the order of FNBB (the "Holding Indebtedness"). The Holding Indebtedness is secured by (among other things) the pledge by Holding to FNBB of 23,896 shares of Bank Stock under the Commercial Pledge Agreement dated September 30, 1994, between Holding and FNBB, and by security instruments affecting certain other property of Holding. Certain directors and shareholders of Holding have personally guarantied the Holding Indebtedness. Notwithstanding any provision of this Agreement to the contrary, Holding may pay the Holding Indebtedness at any time prior to or at the Closing, and Bank may pay a dividend or otherwise distribute to Holding a sum sufficient for it to pay the Holding Indebtedness. If the Holding Indebtedness is not paid prior to or at the Closing by Holding, at the Closing FCC shall pay in full the Holding Indebtedness and use its reasonable best efforts to effectuate a release of the Bank Stock and other collateral (including personal guaranties) securing the Holding Indebtedness.

                        ARTICLE 5:  Conditions of Closing

               5.1 Conditions of All Parties. The parties' obligations to effect the Mergers are subject to the following conditions:

               (a) Approvals. (i) Holding's and Bank's shareholders shall have duly approved this Agreement and (ii) all statutory requirements for the Mergers shall have been fulfilled, including the passage of any waiting period, and all appropriate governmental authorizations required for the Mergers shall have been received without imposing any conditions: (A) compliance with which FCC determines in good faith would materially adversely affect the economic or business benefits to it of the Mergers, or (B) which are required to be complied with prior to the Closing Date and compliance with which Holding or Bank determines in good faith would materially adversely affect either of them should the Mergers not occur (conditions described in clause (A) are with respect to FCC, and conditions described in clause (B) are with respect to Holding and Bank, "Unacceptable Conditions").

               (b) Effective Registration Statement. The Registration Statement shall have become effective prior to mailing the Proxy Statement, no stop order suspending its effectiveness shall have been issued, and no proceedings for that purpose shall have been instituted and not withdrawn or, to either party's knowledge, contemplated by the SEC.

               (c) No Restraining Action. No proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit either of the Mergers or to obtain damages or other relief in connection with the execution of this Agreement or either of the Mergers; and no governmental body shall have given notice to any party that either of the Mergers would violate any law or that it intends to begin proceedings to restrain consummation of either of them; provided that no proceeding or threatened proceeding shall be a condition under this Section: (i) unless the board of directors of at least one of FCC, Holding or Bank shall have determined in good faith that the proceeding or threatened proceeding makes consummation of the Mergers unwise, (ii) if the proceeding has been concluded by a final, unappealable judgment which would not (A) result in material damages to any party to this Agreement or Acquiring Bank, (B) restrain, prohibit or declare unlawful the consummation of the Mergers, or (C) impose Unacceptable Conditions with respect to the party asserting such condition, or (iii) if it is a proceeding asserting the rights of a dissenting shareholder to dissent.

               (d) Tax Opinion. The parties shall have received the opinion of Arthur Andersen LLP, in form and substance reasonably satisfactory to them and their respective counsel, to the effect that (i) the Mergers will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and
          (ii) the conversion in the Mergers of Holding Stock and Bank Stock for FCC Stock will not give rise to gain or loss to the shareholders of Holding and Bank with respect to such exchange (except to the extent of any cash received).

               (e) Representations, Warranties and Covenants. Each of the other party's representations and warranties shall have been accurate in all material respects on the date hereof, shall have remained accurate in all material respects from and after such date and shall be accurate in all material respects on the Closing Date, with the same effect as though made at such date, except to the extent of changes permitted by the terms hereof, and the other party shall have performed all obligations required to be performed by it at or prior to the Closing. In addition, each party shall have delivered to the other a certificate dated as of the Closing Date and signed by its chief executive and chief financial officers that, except as specified therein, they do not know, and have no reasonable grounds to know, of any inaccuracy or failure of any representation, warranty or covenant made by it herein. As used in this section and elsewhere in this Agreement, each of Holding and Bank is an "other party" with respect to FCC, and FCC is the "other party" with respect to Holding and Bank.

               (f)  NASDAQ.   All necessary action shall have been taken to
          permit the listing and quotation of the FCC Stock to be issued in connection with the Mergers on the NASDAQ Stock Market.

               (g) Bank Merger. All conditions shall have been met so as to enable the Bank Merger to become effective on the Effective Date immediately after the Holding Company Merger.

               5.2  Additional  Conditions  of  FCC.   FCC's obligation  to
          effect the Mergers is also subject to the following additional conditions:

               (a) No Material Adverse Change. There shall not have occurred any material adverse change since the date of the Latest Balance Sheet to the Closing Date in the financial condition, results of operations, business or prospects of Holding and Bank taken as a whole.

               (b) Opinion of Counsel. FCC shall have received from Stone, Pigman, Walther, Wittmann & Hutchinson, L.L.P. (or
          successor counsel reasonably acceptable to FCC), counsel for Holding and Bank, an opinion, dated the Closing Date, to the effect set forth in Exhibit E.

               (c) Pooling. Neither FCC's independent public accountants nor the SEC shall have taken the position that the Mergers do not qualify for pooling-of-interests accounting treatment under GAAP.

               (d) Schedule of Expenses. Each of Holding and Bank shall have provided FCC with a schedule setting forth in reasonable detail all of its expenses paid, billed to it or to be billed to it, that are included in the Deductible Amount, or a statement that such expenses will not exceed the dollar amount contained in the definition of "Deductible Amount" in Section 2.1(c).

               (e) Accountant's Letters. FCC shall have received "comfort" letters from Holding's independent public accountants dated, respectively, within three days prior to the mailing of the Proxy Statement and the Closing Date, in form and substance as are usual and customary for comfort letters in transactions of this type.

               (f) Affiliate Agreements; Insider's Commitments. The Affiliate Agreements and the Insider's Commitments that have been delivered pursuant to section 3.2(p) or 4.10 shall be in full force and effect.

               (g) Real Estate Transfers. The closing under the Offer and Agreement To Sell and To Purchase that is annexed hereto as Exhibit F, as amended by the First Amendment to Agreement To Sell and To Purchase that is annexed hereto as Exhibit F-1 (as so amended, the "Real Estate Agreement"), shall have occurred, or shall occur simultaneously with the closing under this Agreement.

               (h) Chaffe Opinion. FCC shall have received a copy of the opinion of Chaffe & Associates, Inc. ("Chaffe"), financial advisor  to  Bank  and  Holding,  to  the  effect  set  forth  in
          Section 5.3(a)(ii); and Chaffe shall not have withdrawn or qualified the opinion it delivered to Bank and Holding on or prior to the date of this Agreement, which opinion pertains to the overall fairness of the transactions contemplated by this Agreement and the Real Estate Agreement, a copy of which opinion has been delivered to FCC.

               5.3 Additional Conditions of Holding and Bank. Holding's and Bank's obligations to effect the Mergers are also subject to the following additional conditions:

               (a)  Opinion of Counsel; Fairness Opinion.  Holding and Bank
          shall have received an opinion from (i) Correro, Fishman & Casteix, L.L.P., counsel for FCC, dated the Closing Date, to the effect set forth in Exhibit G, and (ii) Chaffe & Associates, Inc., dated within five days prior to the mailing of the Proxy Statement, that the Aggregate Consideration is fair to the shareholders of Holding and Bank from a financial point of view and the allocation of the Aggregate Consideration between the shareholders of Holding and the shareholders of Bank is fair from a financial point of view.
               (b)  No  Material  Adverse  Change.  There  shall  not  have occurred any material adverse change since December 31, 1994, to the Closing Date, in the financial condition, results of operations, business or prospects of FCC.

               5.4  Waiver  of  Conditions.   Any  condition  to  a party's
          obligations hereunder may be waived by it, other than those in sections 5.1(a) and (b).

               5.5 Material Adverse Effect and Change. No event of the nature described in Section 6.1(f) or Section 6.1(h) shall be deemed, in and of itself (or in combination with other such events described in those Sections) to constitute (a) a material adverse change with respect to the party that is the subject of such event, or (b) a circumstance that has had a Material Adverse Effect on such party, unless the level of change that would permit the other party to terminate this Agreement under
          Section 6.1(f) or 6.1(h) has been equalled or exceeded. In addition, in determining whether there has occurred with respect to FCC a material adverse change or whether any circumstance has had a Material Adverse Effect with respect to FCC, securities losses shall be ignored except to the extent that such losses
          (i) cause FCC to fail to meet regulatory capital requirements applicable to it, or (ii) result from investment losses, which affect FCC's consolidated statement of income, in off-balance-sheet instruments of the nature commonly referred to as derivative products.

                             ARTICLE 6:  Termination

               6.1 Termination. This Agreement may be terminated at any time before the Effective Time:

               (a)  Mutual Consent.  By the mutual consent of the parties.

               (b) Material Breach. By FCC on the one hand, or Holding and Bank on the other hand, in the event of a material breach by the other party (as defined in Section 5.1(e)) of any representation, warranty or covenant herein, which in either case cannot be cured by the earlier of (i) 30 days after notice of such breach to the breaching party, or (ii) the date set forth in subparagraph (c)(i) below.

               (c) Abandonment. By any party if (i) all conditions to Closing in Article 5 have not been met or waived by March 31, 1996, or (ii) any such condition cannot be met by such date and has not been waived by the party in whose favor it runs or
          (iii) the Holding Company Merger has not occurred by such date.

               (d) Dissenting Shareholders. By FCC if the Dissenter's Shares would be entitled to receive, were they converted pursuant to the Mergers, as much as 9% of the total number of shares of FCC Stock issuable pursuant to the Mergers.

               (e) Holding Recommendation. By FCC if Holding's or Bank's Board shall or shall have resolved to (i) withdraw, modify or change its recommendation to its shareholders of this Agreement or either of the Mergers, (ii) recommend to Holding's or Bank's shareholders (A) any merger, consolidation, share exchange, or other similar transaction (other than the Mergers), (B) any sale, lease, or other disposition of all or substantially all of Holding's or Bank's assets, or (C) any acquisition, by any person or group, of the beneficial ownership of a majority or more of any class of Holding's or Bank's capital stock; or (iii) announce a proposal, plan or intention to do any of the foregoing or agreement to engage in any of the foregoing.

               (f)  Occurrence of Certain Events.  By FCC if:

                    (i) the level of "Short-Term Qualified Core Deposits" (defined in section 7.11) has at the Closing Date (or any date that is specified as the Closing Date by any party in accordance with section 1.2) declined by more than $17.5 million from the level thereof at the Latest Balance Sheet date; or the level of "Long-Term Qualified Core Deposits" (defined in section 7.11) has at the Closing Date (or any date that is specified as the Closing Date by any party in accordance with section 1.2) declined by more than $17.5 million from the level thereof at the Latest Balance Sheet date;

                    (ii)the consolidated stockholder's equity of Holding, without taking into account the unrealized losses, if any, in investment securities held by Bank ("Unrealized Securities Losses"), has decreased at the Closing Date (or any date that is specified as the Closing Date by any party in accordance with section 1.2) by 10% or more from its consolidated stockholder's equity on the Latest Balance Sheet date;

                    (iii)either of the net earnings of Bank, without taking into account Unrealized Securities Losses, or its net earnings before taxes, securities gains and losses and provisions for loan and lease losses and other real estate owned, from the Latest Balance Sheet date to the Closing Date (or any date that is specified as the Closing Date by any party in accordance with
          Section 1.2), in each case without taking into account expenses applicable to the transactions contemplated by this Agreement, are lower by 20% or more than the amount of such earnings shown on Bank's budget for the comparable period of its fiscal year ending December 31, 1995 (which has been delivered to FCC);

                    (iv)the  Real  Estate   Agreement   shall   have   been
          terminated; or

                    (v) Holding's or Bank's Board of Directors adopts any resolution implementing any indemnification permitted by Holding's Articles or Bylaws or Bank's bylaws or otherwise, or there is otherwise implemented any such indemnification, in either event without the prior written consent of the chief executive officer of FCC or his designee.

               (g) Approvals. (i) By any party if this Agreement is disapproved by the shareholders of Holding or Bank, or (ii) by any party if any agency whose approval is required for the Holding Company Merger or the Bank Merger denies in any final action any application for such approval or imposes as a condition to its approval Unacceptable Conditions with respect to the party asserting such termination.

               (h) FCC Stock Price. By Holding or Bank if both (A) the quotient of the average closing sales prices of FCC Common Stock on the NASDAQ Stock Market for the five trading days immediately preceding the Closing Date divided by the closing sales price of such stock on the date immediately preceding the date of this Agreement, is less than 0.75 and (B) the quotient of the average closing value of the Standard & Poor's Regional Bank Index for the five trading days preceding the Closing Date divided by the value of the Standard & Poor's Regional Bank Index for the day immediately preceding the date of this Agreement exceeds the quotient set forth above for FCC Common Stock by more than 0.25. In connection with the foregoing, appropriate adjustment shall be made in the prices of FCC Common Stock so as to reflect any event of the type described in Section 2.1(e) occurring at any time, to the extent such event would cause such prices not to be comparable with each other.

               6.2  Effect of Termination;  Survival.  Upon its termination pursuant to this Article 6, this Agreement shall be void and of no effect, and there shall be no liability by reason of this Agreement, or its termination, on the part of any party hereto or its Bank Party or their respective directors, officers, employees, agents or shareholders except, in the case of any termination other than a termination pursuant to Section 6.1(a), 6.1(f), 6.1(g)(ii) or 6.1(h) or, if FCC had at the time of termination no right to terminate under 6.1(b) or (e), 6.1(g)(i), for any liability of a party hereto arising out of a knowing breach of any material representation, material warranty or covenant herein prior to the termination date, and except for any liability of a party for any violation at any time of any covenant that survives pursuant to the following sentence. The following provisions shall survive any termination of this
          Agreement: the penultimate sentence of section 4.5; subsections 4.15(a), (c), (d) and (e), and section 6.2; and Article 7.

                            ARTICLE 7:   Miscellaneous

               7.1 Notices. Any notice, communication, waiver or consent ("Notice") required or permitted to be given in connection herewith must be in writing and may be given to the person to be notified by (i) depositing it in the U. S. mail, postage prepaid and registered or certified with return receipt requested, (ii) delivering it to such person, or (iii) sending it by a national commercial courier service for same- or next-day delivery, provided such delivery is confirmed in writing by the courier. Notice is effective, if by mail, 48 hours after deposit, and if in person or by commercial courier, upon delivery. A party delivering Notice shall try to obtain a receipt. For purposes of Notice, the addresses of the parties shall, until changed by Notice, be as follows:


If to FCC:                     With a copy to:

First Commerce Corporation     Correro, Fishman & Casteix,
210 Baronne Street             L.L.P.
New Orleans, LA 70112          201 St. Charles Avenue, 47th
                               Floor
Attention:  Ian Arnof          New Orleans, LA 70170-4700

                               Attention:  Louis Y. Fishman



If to Holding or Bank:         With a copy to:

Peoples Bancshares, Inc.       Stone, Pigman, Walther,
P. O. Box 1099                   Wittmann & Hutchinson, L.L.P.
Chalmette, LA  70044-1099      546 Carondelet Street
                               New Orleans, LA 70130-3588
Attention:  Nicholas P.
Trist, Jr.                     Attention:  Paul M. Haygood




               7.2 Waiver. Failure by a party to enforce any right hereunder is not a waiver of such right unless it is an express written waiver executed by its chief executive officer or a person designated in writing by its chief executive officer. Waiver of any one right is not a waiver of any other right or of any continuation of the violation waived.

               7.3  Expenses.    Regardless   whether   the   Mergers   are
          consummated, all expenses incurred in connection herewith will be borne by the party incurring them.

               7.4 Headings. The headings herein are included solely for reference and shall not be considered in the interpretation or construction of this Agreement.

               7.5  Exhibits  and  Schedules.   The  exhibits and schedules
          hereto are incorporated herein by this reference and expressly made a part hereof.

               7.6 Integrated Agreement. This Agreement, the exhibits and schedules hereto and all other papers delivered in accordance herewith constitute the entire agreement of the parties with respect to the subject matter hereof, all prior agreements being superseded hereby.

               7.7 Choice of Law. This Agreement's validity and construction and the determination of the rights and duties of the parties shall be governed by the laws of the United States and those of Louisiana applicable to contracts made and to be performed wholly within such State.

               7.8 Parties in Interest. This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, except that Holding may not transfer or assign it without FCC's prior consent, including any transfer or assignment by operation of law. Nothing herein shall be construed to give anyone other than the parties any rights, except that (a) following the Effective Time the representation and warranty of FCC in clause (ii) of the first sentence of
          Section 3.3 shall survive and inure to the benefit of the holders of Holding Stock and Bank Stock before the Effective Time,
          (b) following  the  Effective  Time,  the  agreements  of  FCC in
          Article 2 shall survive and inure to the benefit of FCC and the holders of Holding Stock at the Effective Time and the holders of Bank Stock at the effective time of the Bank Merger,
          (c) following  the  Effective  Time,  the agreements  of  FCC  in
          Section 4.15 shall survive and inure to the benefit of the indemnified persons referred to in Section 4.15 and FCC, and
          (d) if this Agreement is terminated under Article 6, the agreements of FCC in Section 4.15(a), (c) and (e) shall survive and inure to the benefit of the indemnified persons referred to in Section 4.15(a) and FCC.

               7.9 Amendment. At any time before or after its approval by Holding's and Bank's shareholders, this Agreement or any exhibit or schedule may be amended or restated by (i) the parties, by mutual agreement approved by their Boards, or (ii) by the parties' chief executive officers or their designees to correct typographical errors or to change erroneous references or cross references or in any other manner not material to the substance of the Mergers.

               7.10 Counterparts. This Agreement may be executed in one or more counterparts, which taken together shall constitute one and the same instrument.

               7.11 Certain  Definitions.   As  used  in   this  Agreement:
          (a) "Core Deposits" are the "IPC deposits" (as such term is used in connection with the preparation of call reports) of Bank, but excluding all time deposits of $100,000 or more; (b) "Qualified Core Deposits" are Core Deposits other than those (i) by or under the control of any Insider (as such term is defined in
          Regulation O of the FRB) of Holding or Bank, (ii) taken or renewed after the Latest Balance Sheet date at rates more than
          (A) with respect to Core Deposits held under Bank's "Peoples Safe Savers 91 Day C.D. Statement Account", the simple average of the 91 day treasury bill discount rates ("T-Bill Rate") from the twelve weekly 91 day treasury bill auctions preceding the date of the deposit, (B) with respect to Core Deposits held under Bank's "IRA 18 Month Floating Rate C.D.", the simple average T-Bill Rate from the weekly 91 day treasury bill auctions during the month preceding the date of the deposit, and (C) with respect to all other Core Deposits, 70 basis points higher than the greater of
          (X) the average rates being offered at the time for comparable deposits in the Parish of domicile of Bank by other banking institutions having full service offices in that Parish (determined for any calendar week by reference to the most recent survey of such rates prepared by Teri Russell and distributed to subscribers to such survey not later than Wednesday of the preceding calendar week or, if Teri Russell ceases to prepare and distribute such survey, then by reference to a comparable survey mutually agreeable to the parties), or (Y) the rates being offered at the time for comparable deposits in such Parish by Acquiring Bank, or (iii) that are seasonal deposits; (c) "Short-Term Core Deposits" and "Short-Term Qualified Deposits" are daily average Core Deposits and Qualified Core Deposits, respectively, for the ten consecutive banking days ending three banking days prior to the date of determination; and (d) "Long-Term Qualified Core Deposits" are daily average Qualified Core Deposits for the period from the Latest Balance Sheet date through the date that is three banking days prior to the date of determination.

               7.12 Nonsurvival of Representations. The representations and warranties of the parties herein (and in any related document, including without limitation any certificate delivered in connection with this Agreement) shall expire with, and be terminated and extinguished by, the effectiveness of the Merger and shall not survive such effectiveness, except that FCC shall continue to warrant and represent that the FCC Stock issued pursuant to the Mergers is validly issued, fully paid and nonassessable; provided, however, that no representation or warranty given by Holding or Bank shall be deemed to be terminated or extinguished so as to deprive FCC or Acquiring Bank or their respective directors and officers, and no representation or warranty given by FCC shall be deemed to be terminated or extinguished so as to deprive Holding or Bank or their respective directors and officers, of any defense in law or equity that they otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of Holding or Bank. The survival of representations and warranties pursuant to this section shall be solely for the purpose of affording defenses as described herein and shall not create, and shall not be construed to create, a cause or right of action or other right (whether direct, indirect or third-party) in any person.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date on the first page hereof.

          FIRST COMMERCE CORPORATION       PEOPLES BANCSHARES, INC.


          By:______________________________ By:_______________________________
                 Ian Arnof                           Nicholas P. Trist, Jr.
                 President                                 President




                                            PEOPLES BANK & TRUST COMPANY
                                                     OF ST. BERNARD


                                            By:_______________________________
                                                  Nicholas  P.  Trist, Jr.
                                                        President